Exhibit 16

December 10, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Building Materials Holding Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated December 5, 2003.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Exhibit 16

Building Materials Holding Corporation
Statements to be Included in Form 8-K Regarding PricewaterhouseCoopers
LLP

(i)  On December 5, 2003, Building Materials Holding Corporation (Registrant) dismissed PricewaterhouseCoopers LLP as its independent accountants to be effective upon the completion of the audit of the consolidated financial statements for the year ending December 31, 2003.  The Registrant’s Audit Committee participated in and approved the decision to change independent accountants.

(ii)  The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)  In connection with its audits for the two most recent fiscal years and through December 5, 2003 there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years.

(iv)  During the two most recent fiscal years and through December 5, 2003, there have been no reportable events, as defined in Regulation S-K Item 304(a)(1)(v).

(v)  The Registrant has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, will be filed as Exhibit 16 to the Form 8-K.